Morgan Stanley U.S. Government Securities Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 FHLMC K014 A2 3.871% due 4/25/2021
Purchase/Trade Date:	 7/21/2011
Offering Price of Shares: $100.9931
Total Amount of Offering: $898,828,000
Amount Purchased by Fund: $5,125,000
Percentage of Offering Purchased by Fund:  0.570
Percentage of Fund's Total Assets: 0.48
Brokers: JP Morgan, Wells Fargo, Citi, Deutsche Bank Securities,
Jefferies, Morgan Stanley
Purchased from: JPMorgan Securities